Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2018, relating to the consolidated financial statements of Canopy Growth Corporation appearing in the Annual Report on Form 40-F of Canopy Growth Corporation for the year ended March 31, 2018.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

January 24, 2019